Exhibit 99.1

Civeo Corporation Announces Appointment of New Board Member

HOUSTON, March 22, 2017 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) announced today the appointment of Timothy O. Wall to Civeo’s Board of Directors, effective immediately. Mr. Wall previously held a variety of senior positions at Apache Corporation. He brings a depth of industry, advisory and leadership experience to Civeo's board.  Mr. Wall will serve on Civeo’s Nominating & Corporate Governance and Finance & Investment Committees.

Douglas E. Swanson, chairman of the Civeo Board of Directors, stated, "The addition of Tim’s extensive energy experience to our already deeply experienced board will be a tremendous asset to our company and its shareholders.  Tim has experience in all the geographic markets Civeo serves.” With the addition of Mr. Wall, Civeo’s Board of Directors will consist of eight members.

Biographical Information on New Director

Timothy O. Wall served as the President of Kitimat LNG Upstream Operations, a division of Apache Canada Ltd., from March 2013 until June 2015. He previously served as the President of Apache Canada from May 2009 to March 2013 and as Managing Director and Regional Vice President, Australia of Apache Corporation from August 2005 to May 2009. From 1990 until August 2005, Mr. Wall served in various other positions within Apache Corporation. Mr. Wall currently provides advisory services to the energy industry. Mr. Wall has been a member of the board for several industry organizations, including the Canadian Association of Petroleum Producers, Australian Petroleum Production and Exploration Association and the Australian Minerals and Mines Association. Mr. Wall received his B.S. in Petroleum Engineering from Texas A&M University.

About Civeo

Civeo Corporation is a leading provider of workforce accommodations, with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers, with its long-term and temporary accommodations solutions, and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of 19 lodges and villages in operation in Canada and Australia, with an aggregate of more than 23,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Contacts:

Frank C. Steininger
Civeo Corporation
Senior Vice President and Chief Financial Officer
713-510-2400

Marc Cunningham
Jeffrey Spittel
FTI Consulting
713-353-5407